Pricing Supplement Dated November 17, 1997
(To Prospectus dated September 24, 1997 and
Prospectus Supplement dated October 22, 1997)

                                                                  Rule 424(b)(3)
                                                              File No. 333-29879

                             FIRST INDUSTRIAL, L.P.
                         Medium-Term Notes - Fixed Rate
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Principal Amount: $50,000,000       Interest Rate:  6.90%    Issue Price:  100%

Agent's Discount Commission: .6%        Original Issue Date:  November 20, 1997
Stated Maturity Date:  November 21, 2005

Net Proceeds to Issuer:  $49,700,000
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Interest Payment Dates:  May 21 and November 21

Redemption:

/X/ The Notes cannot be redeemed prior to the Stated Maturity Date.
/ / The Notes may be redeemed prior to the Stated Maturity Date.
    Initial Redemption Date:
    Initial Redemption Percentage:
    Annual Redemption Percentage Reduction: ____% until Redemption percentage is 100% of the principal amount.

Optional Repayment:
/X/ The Notes cannot be repaid prior to the Stated Maturity Date.
/ / The Notes can be repaid prior to the Stated Maturity Date at the option of the Holder of the Notes.
    Optional Repayment Dates:
    Repayment Price:  ____%

Currency:
    Specified Currency:  U.S. Dollars
    (If other than U.S. Dollars, see attached)
    Minimum Denominations:
    (Applicable only if Specified Currency is other than U.S. Dollars)

Original Issue Discount ("OID"):     Yes / /    No /X/
Total Amount of OID:
Yield to Maturity:
Initial Accrual Period:

Form: /X/  Book-Entry   / /    Certificated

Agent: /X/ J.P. Morgan Securities Inc.    /X/ Merrill Lynch, Pierce, Fenner &
                                                 Smith Incororated
       /X/ Donaldson, Lufkin &            /X/ First Chicago Capital
           Jenrette Securities                   Markets, Inc.
           Corporation                    /X/ UBS Securities LLC

Agent acting in the capacity as indicated below:
       /X/ Agent      / /       Principal

If as principal:
     / / The Notes are being offered at varying prices related to prevailing market prices at the time of resale.
     / / The Notes are being offered at a fixed initial public offering price of ____% of principal amount.

If as Agent:
         The Notes are being offered at a fixed initial public offering price of 100% of Principal Amount.

Exchange Rate Agent: N/A

Other Provisions:  None.